Exhibit 10.2

SECOND AMENDMENT TO AMENDED AND RESTATED
UNSECURED REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED UNSECURED REVOLVING CREDIT AGREEMENT (this “Amendment”) made as of the 14th day of September, 2005 by and among AMERIVEST PROPERTIES INC., a Maryland corporation (the “Borrower”) KEYBANK NATIONAL ASSOCIATION, a national banking association (the “Lender”) and KEYBANK NATIONAL ASSOCIATION, a national banking association, as agent (the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lender and the Agent entered into that certain First Amended and Restated Unsecured Revolving Credit Agreement dated October 20, 2004, as amended by that certain First Amendment to Amended and Restated Unsecured Revolving Credit Agreement dated March 15, 2005, as effected by a letter agreement dated August 31, 2005 (as amended, the “Loan Agreement”); and

WHEREAS, the Borrower, the Lender and the Agent have agreed to modify certain provisions of the Loan Agreement; and

NOW, THEREFORE, for and in consideration of the sum of TEN and NO/100 DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.             Definitions.  All the terms used herein which are not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

2.             Modification of the Loan Agreement.  The Borrower, the Agent and the Lenders do hereby modify and amend the Loan Agreement as follows:

(a)           Notwithstanding anything contained in the Loan Agreement (including, without limitation, §2 thereof) or any other Loan Document to the contrary, from and after the date that all Obligations are paid, the Lender shall have no further obligation to make Loans and the Loan Agreement shall terminate (except for those provisions which by their terms survive a termination of the Loan Agreement).

(b)           By inserting the following new definitions in §1.1 of the Loan Agreement:

“Assignments of Leases and Rents.  The second assignments of rents and leases from the Mortgagor to the Agent pursuant to which the Mortgagor shall grant and assign to the Agent as agent for the Lenders a security interest in and assignment of the Mortgagor’s interest as lessor with respect to all Leases and rents thereunder of all or any part of the Mortgaged Properties as security for the Obligations, subject to the liens in favor of the “Agent” under the Secured Revolving Credit Agreement.

Chateau.  AmeriVest Chateau Inc., a Texas corporation.

Chateau Plaza Reserve Account.  See §5.4

Collateral.  All of the properties of the Mortgagors that are subject to the security interests, liens and mortgages created by the Security Documents, including, without limitation, the Mortgaged Properties and the Leases.

Dean Foods Premises.  That portion of the Mortgaged Property commonly known as Chateau Plaza currently leased to Dean Foods Company consisting of approximately 120,607 rentable square feet.

Employment Contract.  An employment agreement between Borrower and Charles Knight, pursuant to which Charles Knight agrees to perform services for the Borrower as Chief Executive Officer and President, such agreement to have a term ending not sooner than the repayment of the Loans and otherwise being in form and substance satisfactory to Agent.

First Collateral Account Agreement.  The Collateral Account Agreement as defined in the Secured Revolving Credit Agreement.

Greenhill.  AmeriVest Greenhill Inc., a Texas corporation.

Leases.  Leases, licenses and agreements whether written or oral, relating to the use or occupation of space in or on the Mortgaged Properties by persons other than the applicable Mortgagor.

Minimum Release Amount.  See §5.3.

Mortgaged Properties.  The (a) Real Estate Assets owned by Mortgagors, as such Real Estate Assets are more particularly described in the Security Deeds; and (b) all other property incident to any of same described in any Security Document.

Mortgagor.  With respect to each of the Mortgaged Properties, Chateau or Greenhill as the owner thereof.

Named Executive.  Charles Knight.

Net Sales Proceeds.  With respect to the sale of any Mortgaged Property, the gross sales price payable by the purchaser thereof less all actual costs of sale that are charged to the Mortgagor of such Mortgaged Property and payable to third parties unrelated to or unaffiliated with Borrower or Mortgagors, including without limitation, title insurance charges, escrow fees, legal fees, real estate taxes, transfer taxes, and real estate brokers’ commissions.  In the event that any such costs are payable to a Person related to or affiliated with Borrower or Mortgagors, such payments shall be subject to the approval of Agent.

Second Collateral Account Agreement.  The Second Collateral Account Agreement between AmeriVest Chateau Inc., AmeriVest Greenhill Inc., Agent and KeyBank as depository with respect to the Chateau Plaza Reserve Account.

Security Deeds.  The second mortgages, deeds to secure debt and deeds of trust from each Mortgagor to the Agent pursuant to which such Mortgagor shall mortgage or convey the Mortgaged Properties as security for the Obligations, subject to the liens in favor of the “Agent” under the Secured Revolving Credit Agreement.

Security Documents.  The Security Deeds, the Assignments of Rents and Leases, the Second Collateral Account Agreement, the Subordination, Attornment and Non-Disturbance Agreements and the UCC-1 financing statements.

Subordination, Attornment and Non-Disturbance Agreement.  An agreement among and executed by the Agent, the Mortgagor and a tenant under a Lease pursuant to which such tenant agrees to subordinate its rights under the Lease to the lien of a Security Deed and agrees to recognize the Agent or its successor in interest as landlord under the Lease in the event of a foreclosure or other transfer under the Security Deed and the Agent agrees to not disturb the possession of the tenant so long as there is no default beyond applicable grace periods under the Lease.

Termination For Cause.  Termination by Borrower of Named Executive’s employment by reason of (a) Named Executive’s (i) failure to adhere to written policies of Borrower, which failure has a material adverse effect on Borrower, (ii) appropriation (or attempted appropriation) of a material business opportunity of Borrower, including attempting to secure or securing any personal profit or benefit in connection with any transaction entered into on behalf of Borrower, or (iii) misappropriation (or attempted misappropriation) of any of Borrower’s funds or property, or (b) the conviction of, the indictment (or its procedural equivalent) for or the entry of a guilty plea or plea of no contest by Named Executive with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.”

(c)           By deleting in their entirety the definitions of “Fixed Charges” and “Loan Documents” in §1.1 of the Loan Agreement, and inserting in lieu thereof the following:

“Fixed Charges.  With respect to any fiscal period of the Borrower, an amount equal to the sum of (i) Interest Expense (but excluding any amortization of one-time upfront loan fees included in Interest Expense for such period), (ii) regularly scheduled installments of principal payable with respect to all Indebtedness of Borrower and the Related Companies, excluding any balloon payments due at the maturity of such Indebtedness, plus (iii) all dividend payments due to the holders of any preferred stock of the Borrower.

Loan Documents.  This Agreement, the Notes, the Security Documents, and any and all other agreements, documents and instruments now or hereafter evidencing, securing or otherwise relating to the Loans.”

(d)           By deleting §3.2 of the Loan Agreement in its entirety and inserting in lieu thereof the following new §3.2:

“§3.2       Mandatory Repayments of Loan.

(a)         If at any time the sum of the Outstanding Obligations exceeds the Maximum Credit Amount, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Lenders for application to the Loans.

(b)        [Intentionally Omitted.]

(c)         The proceeds distributed to or received by or on behalf of the Borrower or any Related Company or, in the case of any Unconsolidated Entity, the proceeds actually distributed to or received by or on behalf of the Borrower or any Related Company by such Unconsolidated Entity, (i) from each and every sale or refinancing of or other capital event with respect to any asset [(other than office equipment and furnishings in the ordinary course of business)] of the Borrower, any Related Company or any Unconsolidated Entity (including a casualty or condemnation, return of capital or repayment of debt held by the Borrower or any Related Company with respect to such assets or any of such Person’s direct or indirect interest therein), less all reasonable and customary closing costs, expenses and commissions paid to unrelated parties and less any Indebtedness secured by such asset to be satisfied as a part of such sale or refinance and (ii) from each and every sale, financing, or refinancing of, or transaction which results in the dilution of, the Borrower’s, direct or indirect ownership interest in any of the Related Companies or any Unconsolidated Entity, shall be promptly paid to the Agent for the account of the Lenders after receipt thereof by the Borrower such Related Company or such Unconsolidated Entity as a prepayment of the Loans to the extent of the outstanding balance of the Loans; provided that until such time as no principal indebtedness is outstanding under the Secured Revolving Credit Agreement, only fifty percent (50%) of such proceeds shall be paid to Agent as provided above (and upon payment in full of the principal indebtedness outstanding under the Secured Revolving Credit Agreement, all such proceeds shall be paid to Agent for the account of the

Lenders).  The Borrower agrees that the Borrower shall, promptly, upon the Borrower’s belief that such event may occur, provide notice to Agent of any proposed or contemplated event described in this §3.2(c).  The provisions of this §3.2(c) shall not apply to any such event occurring with respect to the Mortgaged Properties.”

(e)           By inserting the following as §5.3 of the Loan Agreement:

“§5.3       Release of Mortgaged Properties.

The Borrower may request that the Lenders authorize the Agent to release any Mortgaged Property from the lien of the Security Documents, provided that no Default or Event of Default under the Loan Agreement exists or will be created as a result of the release upon a sale of a Mortgaged Property to a Person that is not an affiliate of or related to Borrower or Mortgagors upon: (i) the delivery to Agent of a pro-forma Compliance Certificate reasonably satisfactory to the Agent demonstrating that the requested release, once consummated, will not result in a violation of any of the covenants in Section 9.1 through Section 9.6 of the Loan Agreement (as in effect following such release), and (ii) the payment to Agent for the account of the Lenders of a Release Price in an amount equal to the Minimum Release Amount, which payment shall be applied to reduce the principal balance of the Loans.

For the purposes hereof, the Minimum Release Amount shall be determined as follows: (A) in the event that any principal indebtedness is outstanding under the Secured Revolving Credit Agreement prior to such release, an amount equal to the Net Sales Proceeds available from such sale, after payment of any release price due and payable under the Secured Revolving Credit Agreement; and (B) if no principal indebtedness is outstanding under the Secured Revolving Credit Agreement immediately prior to such release, an amount equal to the greater of (1) the Net Sales Proceeds from such sale and (2) $23,000,000.00 (with respect to the Mortgaged Property commonly known as Chateau Plaza) or $24,000,000.00 (with respect to the Mortgaged Property commonly known as Greenhill Park).  Borrower shall pay all reasonable fees and expenses of Agent in connection with any such release.”

(f)            By inserting the following as §5.4 of the Loan Agreement:

“§5.4       Chateau Plaza Reserve Account.

The Borrower has caused AmeriVest Chateau Inc. and AmeriVest Greenhill Inc. to establish the Chateau Plaza Reserve Account at KeyBank pursuant to the Second Collateral Account Agreement.  Borrower acknowledges that for so long as KeyBank is the Agent hereunder, the Agent shall be deemed to be in control of the Chateau Plaza Reserve

Account as required for perfection of said security interest under Article 9 of the Uniform Commercial Code, subject to the rights of the secured party under the First Collateral Account Agreement.  In the event that the Agent is no longer KeyBank, Borrower, Greenhill, Chateau, KeyBank and the successor Agent shall enter into a control agreement for purposes of maintaining such perfection.  As of August 30, 2005, the balance of the Chateau Plaza Reserve Account is $2,899,325.36.  For so long as Chateau Plaza shall be a Mortgaged Property, Borrower shall cause AmeriVest Chateau Inc. to make monthly deposits on or before the 20th day of each month into the Chateau Plaza Reserve Account equal to the excess of the Net Operating Income from the Mortgaged Property commonly known as Chateau Plaza for the preceding calendar month over the sum of (i) interest for one month on a principal amount of $15,400,000 at the actual average interest rate on the Loans during such preceding month and (ii) $45,125.00 which is an assumed contribution from the Mortgaged Property commonly known as Chateau Plaza toward the regular quarterly dividend on Borrower’s common stock, provided that in the event that the current quarterly dividend rate of 13.0 cents per share is increased or decreased, the monthly sum stated in this clause (ii) shall be proportionately increased or decreased.  Such deposits made pursuant to the Secured Revolving Credit Agreement shall satisfy such requirements.  On or before the 20th day of each month Borrower shall give to the Agent a written Deposit Certificate in the form of Exhibit F to the Secured Revolving Credit Agreement certifying the information used to compute the amount of each monthly deposit.  Any termination fees or other consideration paid in connection with the termination of the current lease of the Dean Foods Premises shall be immediately deposited in the Chateau Plaza Reserve Account.  If the existing Lease of the Dean Foods Premises terminates, then so long as Chateau Plaza is a Mortgaged Property and to the extent that the Mortgagor of Chateau Plaza executes Leases of portions of the Dean Foods Premises, Borrower may request periodic disbursements from the Chateau Plaza Reserve Account in amounts needed to pay leasing commissions and costs of tenant finish improvements constructed pursuant to the terms of such Leases, and in the event that the First Collateral Account Agreement is no longer in effect, Agent shall make such disbursements subject to receipt of lien waivers and other documents reasonably requested by the Agent; provided that so long as the First Collateral Account Agreement is in effect, Borrower shall be entitled to disbursements from the Chateau Plaza Reserve Account in accordance with the terms to the First Collateral Account Agreement and the Secured Revolving Credit Agreement.  In addition, for so long as Greenhill Park shall be a Mortgaged Property, then to the extent that the Mortgagor of Greenhill Park executes Leases of portions of such Mortgaged Property, Borrower may request periodic disbursements from the Chateau Plaza Reserve Account in amounts needed to pay leasing commissions and costs of tenant improvements constructed pursuant to the terms of such Leases, and in the event that the First Collateral Account Agreement is no longer in effect, Agent shall make such disbursements subject to receipt of lien waivers and other documents reasonably requested by the Agent; provided that so long as the First Collateral Account Agreement is in effect, Borrower shall be entitled to disbursements from Chateau Plaza Reserve Account in accordance with the terms to the First Collateral Account Agreement and the Secured Revolving Credit Agreement.  If an Event of Default has occurred and is continuing, the Agent may, in its sole discretion, apply any or all funds in the Chateau Plaza Reserve Account in the same manner as Collateral proceeds under §12.4.”

(g)           By inserting the following as §8.11 of the Loan Agreement:

“§8.11 Employment Contract.  Borrower shall not modify or amend in any material respect the Employment Contract, and shall cause the Employment Contract at all times to remain in full force and effect.”

(h)           by inserting the following as Section 8.12 of the Loan Agreement:

“§8.12  Sale of Other Assets.

Borrower shall not, and shall not permit any of the Related Companies or any Controlled Unconsolidated Entity to, enter into any contract for the sale or disposition of any of the following described assets, nor sell or otherwise dispose of any of the following described Real Estate Assets if the gross sales price for such asset is less than the amount set forth under the heading ‘Sales Price’ in the separate plan of transfers delivered to Agent contemporaneously herewith.”

[Remainder of Page Intentionally Left Blank]

By deleting §9.5 of the Loan Agreement in its entirety, and inserting in lieu thereof the following:

“§9.5            EBITDA to Fixed Charges.  The Borrower will not permit the ratio of its EBITDA to Fixed Charges to be less than 1.25 to 1.0 for any period of two fiscal quarters annualized, calculated as of the end of each fiscal quarter.  Notwithstanding the foregoing, extraordinary gains and losses shall not be annualized for purposes of the foregoing calculations if, and to the extent, approved by Agent in its reasonable discretion.”

(i)            By deleting §12.1(o) of the Loan Agreement in its entirety, and inserting in lieu thereof the following:

“(o)              The Named Executive shall cease to hold the positions of Chief Executive Officer and President of Borrower; provided, however, that an Event of Default shall not be deemed to have occurred if the Named Executive is terminated as a result of a Termination for Cause or is terminated as a result of death or disability and Borrower (A) presents a plan for the replacement of the Named Executive reasonably acceptable to the Majority Lenders within twenty (20) Business Days of such event, and (B) a competent and experienced successor for the Named Executive is approved by the Majority Lenders within ninety (90) days of such event causing the termination of such employment, which approval may be granted or withheld by the Majority Lenders in their sole and absolute discretion;”

(j)            By deleting in its entirety §12.4 of the Loan Agreement, and inserting in lieu thereof the following:

“§12.4          Distribution of Collateral Proceeds.  In the event that, during the continuance of any Default or Event of Default, the Agent or any Lender as the case may be, receives any monies in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or any assets of Borrower, such monies shall be distributed for application as follows:

(a)         First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

(b)        Second, to all other Obligations in such order or preference as the Majority Lenders may determine; provided, however, that distribution in respect of such Obligations shall be made among the Lenders pro rata in accordance with each Lender’s respective Facility Percentage; and provided, further, that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c)         Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Agent of all of the Obligations, and to the payment of any obligations required to be paid pursuant to applicable laws applicable to such enforcement; and

(d)        Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are legally entitled thereto.”

(k)           Notwithstanding anything in the Loan Agreement to the contrary, the Obligations shall be secured by (i) a perfected second priority lien and security interest to be held by the Agent (subject only to Permitted Liens and the liens granted to the “Agent” under the Secured Revolving Credit Agreement) in the Mortgaged Properties, pursuant to the terms of the Security Documents, and (ii) a perfected second priority lien and security interest to be held by the Agent in the Leases and rents from the Mortgaged Properties pursuant to the Assignments of Leases and Rents (subject only to Permitted Liens and the liens granted to the “Agent” under the Secured Revolving Credit Agreement).

(l)            For the purposes of §8.4(c) of the Loan Agreement, the Lenders approve of the plan of transfers set forth in the separate plan delivered to Agent contemporaneously herewith, provided that such approval shall not affect Borrower’s obligation pursuant to §8.4(c) of the Loan Agreement to provide a Compliance Certificate with updated calculations prior to any such transfer.

3.             References to Loan Agreement.  All references in the Loan Documents to the Loan Agreement shall be deemed a reference to the Loan Agreement as modified and amended herein.

4.             Consent of the Borrower.  By execution of this Amendment, the Borrower hereby acknowledges represents and agrees that the Loan Documents remain in full force and effect and constitute the valid and legally binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, and that the execution and delivery of this Amendment and any other modification documents do not constitute, and shall not be deemed to constitute, a release, waiver or satisfaction of Borrower’s obligations under the Loan Documents.

5.             Representations.  Borrower represents and warrants to Agent and the Lenders as follows:

(a)           Authorization.  The execution, delivery and performance of this Amendment and the transactions contemplated hereby (i) are within the authority of the Borrower, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of such Persons is subject or any judgment, order, writ, injunction, license or permit applicable to such Persons, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement or certificate, certificate of formation, operating agreement, articles of incorporation or other charter documents or bylaws of, or any mortgage, indenture, agreement, contract or other instrument binding upon, the Borrower or any of its properties or to which the Borrower is subject (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of the Borrower.

(b)           Enforceability.  The execution and delivery of this Amendment are valid and legally binding obligations of the Borrower enforceable in accordance with the respective terms and provisions hereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and the effect of general principles of equity.

(c)           Approvals.  The execution, delivery and performance of this Amendment and the transactions contemplated hereby do not require the approval or consent of any Person or the authorization, consent, approval of or any license or permit issued by, or any filing or registration with, or the giving of any notice to, any court, department, board, commission or other governmental agency or authority other than those already obtained.

6.             No Default.  By execution hereof, the Borrower certifies that it is and will be in compliance with all covenants under the Loan Documents after the execution and delivery of this Amendment, and that no Default or Event of Default has occurred and is continuing under the Loan Documents, as amended by this Amendment.

7.             Waiver of Claims. The Borrower acknowledges, represents and agrees that it has no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Loan Documents, the administration or funding of the Loans or with respect to any acts or omissions of Agent or the Lenders, or any past or present officers, agents or employees of the Agent or the Lenders, and the Borrower does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

8.             Ratification.  Except as hereinabove set forth, all terms, covenants and provisions of the Loan Documents, including, without limitation, the Loan Agreement, remain unaltered and in full force and effect, and the parties hereto do hereby expressly ratify and confirm, the Loan Documents and the Loan Agreement as modified and amended herein.  Nothing in this Amendment shall be deemed or construed to constitute, and there has not otherwise occurred, a novation, cancellation, satisfaction, release, extinguishment or substitution of the indebtedness evidenced by the Notes or the other obligations of the Borrower under the Loan Documents.

9.             Effective Date.  This Amendment shall be deemed effective and in full force and effect upon (a) the execution and delivery of this Amendment by the Borrower, the Agent and the Lenders, (b) the execution and delivery of the Fifth Amendment to Revolving Credit Agreement by the Borrower, the guarantors under the Secured Revolving Credit Agreement, the

Agent and the lenders a party thereto, (c) the delivery to Agent of the Employment Contract, which shall be in full force and effect, and (d) the delivery to Agent of such other documents as Agent may reasonably require.

10.           Amendment as Loan Document.  This Amendment shall constitute a Loan Document.

11.           Counterparts.  This Amendment may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12.           Miscellaneous.  This Amendment shall be construed and enforced in accordance with the law of State of Georgia (excluding the laws applicable to conflicts of choice of law).  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, successors-in-title and assigns as provided in the Loan Agreement.

13.           Expenses.  Borrower shall pay the reasonable fees and expenses of Agent and Lenders in connection with the negotiation, execution and delivery of this Amendment.

[Remainder of Page Intentionally Left Blank; Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have hereto set their hands and affixed their seals as of the day and year first above written.

BORROWER:

AMERIVEST PROPERTIES INC., a Maryland corporation

By:	/s/ Charles K. Knight
Name:	Charles K. Knight
Title:	President and CEO

[CORPORATE SEAL]

LENDER:

KEYBANK NATIONAL ASSOCIATION, a national banking association

By:	/s/ Daniel P. Stegemoeller
Name:	Daniel P. Stegemoeller
Title:	Vice President

AGENT:

KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent

By:	/s/ Daniel P. Stegemoeller
Name:	Daniel P. Stegemoeller
Title:	Vice President